Exhibit 10.1

RODNEY C. SACKS TRANSITION LETTER

March 10, 2025

Rodney C. Sacks

Monster Beverage Corporation

Dear Rodney:

On behalf of the Board of Directors (the “Board”) of Monster Beverage Corporation, a Delaware corporation (the “Corporation”), we thank you for your service and are pleased to provide you with this transition letter (this “Transition Letter”) to confirm the terms of your ongoing service to the Corporation during the transition period, which shall be from June 13, 2025 to December 31, 2026 (the “Transition Period”), prior to your retirement from the Corporation as an employee, effective on December 31, 2026 (the “Retirement Date”). Following the Retirement Date, you will continue to serve as a non-employee director on the Board through and including (i) the date of the Corporation’s 2027 annual stockholder meeting, or (ii) such later date as may be mutually agreed by you and the Corporation and approved by the shareholders of the Corporation. By mutual agreement, you may additionally or alternatively provide services to the Corporation as an advisor or consultant to the Corporation through the date determined in accordance with the preceding sentence.

Prior to the commencement of the Transition Period, you will continue to serve as Chairman of the Board (“Chairman”) and Co-Chief Executive Officer of the Corporation. Effective 11:59 pm PT on June 12, 2025 (the “Transition Effective Time”), you will resign as Co-Chief Executive Officer and will continue to serve as Chairman through December 31, 2026, subject to your re-election as Chairman in connection with each of the 2025 and 2026 annual meetings of stockholders of the Corporation. You also will continue to be an employee subject to and be eligible for benefits and programs under the terms and conditions of your Employment Agreement with the Corporation, dated March 18, 2014 (the “Employment Agreement”), which shall remain in full force and effect, except as expressly modified by this Transition Letter.

As Chairman, you will have the customary responsibilities and duties of a chairman serving on the Board. In addition, during the Transition Period, you will be responsible for strategic direction over the Corporation’s marketing, innovation, and litigation efforts in conformity with the sentiment of the Board (as represented by the lead independent director) and the CEO in an employee capacity (the “Transition Duties”), including for purposes of all federal, state and local laws and regulations governing employment, as well as for tax laws. For the sake of clarity, the Corporation’s CEO shall have full management authority with respect to all operations of the Corporation. You will also continue to be subject to the employment policies and procedures of the Corporation and its affiliates during the Transition Period. During the Transition Period, you shall perform the Transition Duties in such manner and time as may be reasonably agreed between you and the Board. In connection therewith, Section 5 of the Employment Agreement (Position and Duties) is hereby deleted in its entirety and replaced with “Intentionally omitted.”

Notwithstanding anything to the contrary in the Employment Agreement and unless as expressly provided herein, during the Transition Period:

•	You shall receive a base salary, payable bi-weekly or in such other installments as may be agreed upon at the same annual rate as in effect as of the date of this Transition Letter through and including June 30, 2025. Effective as of July 1, 2025 you will receive a base salary at an annual rate of $900,000 (the “Base Salary”).

•	Your 2025 target annual incentive award opportunity will be fixed at 135% of your total salary for 2025 to reflect the portion of 2025 while you serve as Co-Chief Executive Officer and Chairman and the remaining portion of 2025 while you serve as Chairman, payable at such times, and in such amounts, as set forth in the annual incentive award agreement and which may be fixed from time to time by the Compensation Committee of the Board (the “Compensation Committee”).

•	Your 2026 target annual incentive award opportunity will be fixed at 100% of the Base Salary, payable at such times, and in such amounts, as set forth in the annual incentive award agreement and which may be fixed from time to time by the Compensation Committee. For the sake of clarity, you will not be required to be an active employee of the Corporation at the time 2026 annual incentive awards are paid in order to receive payment for your 2026 target annual incentive.

•	Your (i) 2025 long-term incentive award grant will be calculated based on the weighted-average of your service as (A) Chairman and Co-Chief Executive Officer prior to July 1, 2025, and (B) Chairman from July 1, 2025 to December 31, 2025 (representing an aggregate grant date fair value of approximately $2.35 million) and (ii) 2026 long-term incentive award grant will be calculated based on your service as Chairman from January 1, 2026 to December 31, 2026 (representing an aggregate grant date fair value of approximately $4.7 million) ((i) and (ii) collectively, the “Incentive Grants”) under the Monster Beverage Corporation 2020 Omnibus Incentive Plan, as amended (the “2020 Omnibus Incentive Plan”), and will remain subject to the same mix applicable to certain senior executives of the Corporation: 25% stock options, 25% time-based restricted stock units, and 50% performance share units.

•	Your Incentive Grants will be governed by the applicable award agreements and the 2020 Omnibus Incentive Plan; provided however, that notwithstanding any contradictory provisions included in the award agreements governing any performance share unit awards, you will be eligible for full continued vesting (as opposed to pro rata vesting) for each performance period applicable to the Incentive Grants following your retirement.

•	You will continue to be eligible to vest in, and exercise, any outstanding long-term incentive awards previously granted to you under the Monster Beverage Corporation 2011 Omnibus Incentive Plan, as amended and the 2020 Omnibus Incentive Plan (collectively, the “Incentive Plans”) in accordance with the terms and conditions of the applicable award agreements issued thereunder.

•	You are expected to continue to meet your current share ownership guideline of six times your Base Salary.

•	You will be entitled to full reimbursement by the Corporation in connection with reasonable expenses incurred for personal security services from January 1, 2025 to June 30, 2025. From July 1, 2025 to December 31, 2025, the Corporation will reimburse you for reasonable expenses incurred for personal security services which do not exceed fifty percent 50% of the aggregate cost of the reasonable personal security services incurred by you which were reimbursed by the Corporation from January 1, 2025 to June 30, 2025. Effective January 1, 2026, you will no longer be eligible for reimbursement by the Corporation in connection with expenses incurred for personal security services.

Your transition of employment from Co-Chief Executive Officer and Chairman to Chairman, effective as of June 13, 2025, and your decision to retire from the Corporation as an employee, effective as of the Retirement Date, in each case shall not constitute a termination of your employment and service by reason of a Constructive Termination (as defined in the Employment Agreement), and by signing this Transition Letter, you agree to waive, and are precluded from asserting, that your transition to Chairman or termination of employment with the Corporation in connection with your retirement was due to a Constructive Termination. Notwithstanding anything to the contrary in this Transition Letter or in the Employment Agreement, (i) you hereby waive your right to any severance payments contemplated in Section 8(e) of the Employment Agreement (Voluntary Termination by the Executive), including, for the avoidance of doubt, in connection with your retirement from the Corporation as an employee on the Retirement Date and (ii) you will remain entitled to receive the payments and benefits contemplated by Section 8(f) of the Employment Agreement (Termination by Corporation other than for Cause or Disability and Termination by the Executive for Constructive Termination) in the event of a qualifying termination of employment with the Corporation as more fully described therein; provided however, that (A) the words “at the rate in effect on the Date of Termination” in Sections 8(f)(i)(A) and 8(f)(i)(B) shall be replaced with the words “at the rate in effect immediately prior to the Transition Effective Time” and (B) for the avoidance of doubt, the Corporation and you expressly acknowledge and agree that the retirement from your service as an employee of the Corporation on the Retirement Date shall not give rise to any severance or other payment or benefit to the Executive under Section 8(f) of the Employment Agreement.

Effective on the Retirement Date, the Employment Agreement (as modified by this Transition Letter) shall terminate and you shall resign as an employee of the Corporation. For any continued Board service following the Retirement Date, you will be eligible to participate in the Corporation’s non-employee director compensation program on the same basis as the other non-employee directors of the Corporation and continue to be eligible to vest in, and exercise, any outstanding long-term incentive awards previously granted to you under the Incentive Plans in accordance with the terms and conditions of the applicable award agreements issued thereunder. Prior to the Retirement Date, the Corporation will consider in good faith the potential for any necessary amendments to any award agreements governing the grants of outstanding stock options to permit exercisability through the expiration date of such awards. For the sake of clarity, the Corporation’s receipt of this Transition Letter shall be deemed to satisfy any applicable notice requirements such that you will be deemed to satisfy the requirements of a Retirement as such term is defined in the Incentive Grants as well as any future awards granted to you under the 2020 Omnibus Incentive Plan.

This Transition Letter sets forth certain provisions of the Employment Agreement that are incorporated by reference to this Agreement, as modified hereby. In addition, Section 6 (Compensation), Section 7 (Termination), Section 8 (Obligations of the Corporation upon Termination), Section 9 (Non-exclusivity of Rights), Section 10 (280G), Section 11 (Full Settlement), Section 12 (Legal Fees and Expenses), Section 13(a) (Special Obligations of the Executive – Confidential Information), Section 14 (Successors), Section 15 (Section 409A), and Section 16 (Miscellaneous) of the Employment Agreement are incorporated herein by reference and shall continue in full force and effect as if fully set forth in this Transition Letter. All such provisions referenced in this Transition Letter shall be deemed to include their correlative provisions, defined terms and cross references in the Employment Agreement, but shall be deemed modified to the extent necessary for the appropriate meaning and context of this Transition Letter. For this purpose, and except as provided in the foregoing provisions of this paragraph, all references in the Employment Agreement to “this Agreement” shall be deemed to be references to the Employment Agreement as modified by this Transition Letter. You shall continue to be covered by the Corporation’s Directors and Officers Liability Insurance Policy (“D&O Insurance”) for so long as you provide services (including, for the sake of clarity, solely as a director on the Board) to the Corporation. Any tail coverage period applicable to the D&O insurance shall begin to run as of the date you cease to provide services to the Corporation (including service solely as a director on the Board).

You shall also sign all letters of resignation and other documentation as may be reasonably requested to effectuate the foregoing.

If you agree with all of the terms of this Transition Letter, please sign below, indicating that you understand, agree with and intend to be legally bound by this Transition Letter.

Sincerely,

Monster Beverage Corporation

/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Co-Chief Executive Officer and Vice Chairman

/s/ Mark Vidergauz
Mark Vidergauz
Lead Independent Director

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Rodney C. Sacks	March 10, 2025
Rodney C. Sacks	Date

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